As filed with the Securities and Exchange Commission on October 9, 2008

Registration No. 333-153717

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

———————

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

———————

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

———————

GelTech Solutions, Inc.

(Exact name of registrant as specified in its charter)

———————

Delaware	52-2600575
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1460 Park Lane South, Suite 1, Jupiter, Florida 33458

(Address of Principal Executive Offices) (Zip Code)

2007 Equity Incentive Plan

(Full title of the plan)

Michael Cordani

GelTech Solutions, Inc.

1460 Park Lane South, Suite 1

Jupiter, Florida 33458

(Name and address of agent for service)

(561) 427-6144

(Telephone number, including area code, of agent for service)

———————

Copies to:

Michael D. Harris, Esq.

Harris Cramer LLP

1555 Palm Beach Lakes Blvd., Suite 310

West Palm Beach, Florida 33401

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer		Accelerated filer

Non-accelerated filer	(Do not check if a smaller reporting company)	Smaller reporting company	✓

EXPLANATORY NOTE

This Post Effective Amendment is being filed to provide the auditors’ consents that were inadvertently omitted from the GelTech Solutions, Inc. S-8 filed on September 29, 2008.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.

Exhibits.

Exhibit Number	Item
Exhibit 4.1	2007 Equity Incentive Plan (1)
Exhibit 4.2	First Amendment to 2007 Equity Incentive Plan (2)
Exhibit 4.3	Second Amendment to 2007 Equity Incentive Plan (2)
Exhibit 5.1	Legal Opinion (3)
Exhibit 23.1	Consent of Harris Cramer LLP (4)
Exhibit 23.2	Consent of Salberg & Company, P.A.
Exhibit 23.3	Consent of Sweeney, Gates & Co.

———————

(1)

Contained in Form SB-2 filed on July 20, 2007.

(2)

Contained in Form 10-K filed on September 29, 2008.

(3)

Contained in S-8 filed on September 29, 2008.

(4)

Contained in legal opinion filed on September 29, 2008.

II-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post Effective Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Jupiter, State of Florida, on October 8, 2008.

GelTech Solutions, Inc.

By:	/s/ Michael Cordani
Michael Cordani, Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this Post Effective Amendment No. 1 to registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Michael R. Hull	Chief Financial Officer (Principal Financial	October 8, 2008
Michael R. Hull	Officer and Chief Accounting Officer)

/s/ Joseph Ingarra	Director	October 8, 2008
Joseph Ingarra

/s/ Peter Cordani	Director	October 8, 2008
Peter Cordani

/s/ Michael R. Donn, Sr.	Director	October 8, 2008
Michael R. Donn, Sr.

Director
Phil D. O’Connell, Jr.

/s/ Michael D. Matte	Director	October 8, 2008
Michael D. Matte

II-2

EXHIBIT INDEX

Exhibit Number	Item
Exhibit 4.1	2007 Equity Incentive Plan (1)
Exhibit 4.2	First Amendment to 2007 Equity Incentive Plan (2)
Exhibit 4.3	Second Amendment to 2007 Equity Incentive Plan (2)
Exhibit 5.1	Legal Opinion (3)
Exhibit 23.1	Consent of Harris Cramer LLP (4)
Exhibit 23.2	Consent of Salberg & Company, P.A.
Exhibit 23.3	Consent of Sweeney, Gates & Co.

———————

(1)

Contained in Form SB-2 filed on July 20, 2007.

(2)

Contained in Form 10-K filed on September 29, 2008.

(3)

Contained in S-8 filed on September 29, 2008.

(4)

Contained in legal opinion filed on September 29, 2008.